Exhibit 10.1

January 31, 2022

Gary Romano, M.D.

[Contact information on file with the Company]

Dear Gary,

On behalf of Alector, LLC (the “Company”), we are very pleased to provide this contingent offer of employment as Chief Medical Officer and to set forth the terms of your employment with the Company. As part of the Alector team, you will play a vital role in our mission to develop therapies that empower the immune system to cure neuro-degeneration and cancer.

1.
Role overview: You will be an exempt, salaried employee serving full-time as Chief Medical Officer. You will be responsible for duties that are consistent with this position, in addition to other duties that may be assigned to you by the Company. You will report to Sara Kenkare-Mitra, President and Head of Research and Development. The Company may modify job titles, reporting relationships, salaries and benefits, and other terms and conditions of employment from time to time as it deems necessary and in its sole discretion depending on business needs.

2.
Start Date: Your start date will be Monday, May 23, 2021, or a date mutually agreed upon by you and the Company. Commencing employment and your actual start date is contingent upon you first satisfying our reference and post-offer background check requirements.

3.
Location: Remote.

4.
Salary: If you decide to join us, you will receive an annualized base salary of $475,000.00 (equivalent to a monthly salary of $39,583.33), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. The base salary may be adjusted from time to time in the sole discretion of the Company.

5.
Bonus: You will be eligible for a performance bonus of up to 40% of your annualized base salary in each calendar year during your employment with the Company and subject to the approval of the Company’s Board of Directors or Compensation Committee thereof (the “Board”). This bonus is based on your individual performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. Any bonus for the calendar year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. You must be actively employed with the Company at the time the bonus is paid in order to have earned any bonus for a calendar year.

6.
Equity: In addition, if you decide to join the Company on Monday, May 23, 2021, you will be eligible, subject to the Board’s approval, to receive an award having a grant date fair value of $5.85M, split approximately 66.66%/33.33% between options and RSUs. The mechanics are as follows: on the date that the Board approves the grant (the “Equity Grant Date”), you will be granted an initial award of an option grant to purchase shares the Company’s Common Stock and an initial award RSUs together having an aggregate company-assessed value of approximately $5.85M. The value as of the Equity Grant Date will be determined by using an appropriate trailing averaging period Black-Scholes value average two weeks prior to the Equity Grant Date, with the shares covered by each award rounded down to the nearest whole share.

a.
Equity mix: 66.66% of the value of the initial awards will be in stock options (the “Stock Option Grant”), while the remaining 33.33% will be in RSUs (the “Restricted Stock Unit Grant”). Specifically, the number of shares subject to the Stock Option Grant will be 66.66% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $5.85M. For this purpose, the company values RSUs as 1 RSU for every 2 shares subject to an option. Therefore, the number of shares subject to the Restricted Stock Unit Grant will be 33.33% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $5.85M, divided by two.

b.
Stock Option Grant. You shall be eligible to receive an option grant to purchase shares of Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the Equity Grant Date, in accordance with the Company’s policy regarding new hire equity grants. Twenty-five percent (25%) of the shares subject to the option shall vest upon the one-year anniversary of your start date, conditioned on your continuing employment with the Company. No shares shall vest before this one-year vesting cliff date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company. The exercise price of the option grant will be closing price of Company Common Stock on the Equity Grant Date.

c.
Restricted Stock Unit Grant. You shall be eligible to receive an award of Restricted Stock Units (“RSUs”) to receive shares of Company common stock. The RSUs will be granted on the Equity Grant Date. The RSUs will vest over a three-year period: one-third (1/3rd) of the RSUs will vest on the first Quarterly Vesting Date (as defined below) that occurs on or following the date that is one year after the Vesting Commencement Date and one-twelfth (1/12th) of the RSUs will vest on each Quarterly Vesting Date thereafter, conditioned on your continuing employment with the Company. "Quarterly Vesting Date" means each of March 1, June 1, September 1, and December 1. No RSUs shall vest before this one-year vesting cliff date.

These equity awards shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and applicable Stock Option Agreement and Restricted Stock Agreement, including vesting requirements (the “Equity Agreements”). No right to any equity is earned or accrued until such time that vesting occurs, nor do the awards confer any right to continue vesting or employment. In the event of any conflict between the terms of this offer letter and the Equity Incentive Plan and the Equity Agreements, the terms of the Equity Agreements shall prevail.

7.
Relocation: You will be eligible to work from your home in Pennsylvania unless you decide to relocate to the San Francisco Bay Area. You will be expected to travel to South San Francisco periodically to the extent reasonably necessary to perform your duties and as agreed upon between you and your manager (Sara Kenkare-Mitra). Travel and accommodation for this travel will be reimbursed by the Company in accordance with the Company’s travel policy. To assist you with your relocation to the San Francisco Bay Area, if and when you are ready to relocate, the Company will present a relocation package consistent with its policies and past practices, which will cover reasonable costs associated with your move, such as the movement of household goods and car shipment, three months of temporary housing in the San Francisco Bay Area and closing costs on sale of home up to a maximum threshold.

8.
Benefits: You also will be eligible for the following standard Company benefits: medical insurance for you and your family; 401(k); sick leave; paid holidays; and paid time off, in accordance with the Company’s benefit plans and policies, as amended from time to time. Information about these benefits is provided in the Employee Handbook and plan documents, including Summary Plan Descriptions, which are available for your review. In the event of any conflict between this letter or any oral statement regarding your benefits and the applicable plan documents, the applicable plan documents will control. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time with reasonable advance notice, as may be required by law.

9.
Severance: Effective as of the Start Date, you and the Company shall enter into the Company’s form of Change in Control and Severance Agreement, which shall be applicable to you based on your position within the Company. The severance agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company, which will be at a Tier 2 level under the form severance agreement. The protections set forth in the Change in Control and Severance Agreement will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time.

Terms of employment:

10.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. Neither this offer letter nor any other verbal representations made during the interview process or during your employment will confer any right to continuing employment. Your at-will employment status can be changed only in a written agreement signed by the Company’s Head of People.

11.
The Company may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer or your continued employment is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. The Company will share a written Background Check Disclosure and Authorization form with you, along with a Statement of Consumer Rights and a Summary of Your Rights under the FCRA advising you that you have the right to dispute any derogatory information that is contained within your background report. If the results of your background check removes you from consideration for hiring, we will send you a pre-adverse action letter. You should not take any action in reliance upon this offer, such as providing notice of resignation to your current employer, until after you receive confirmation from us that you have successfully completed the background and reference checks.

12.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

13.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any qualifying invention made during or subsequent to your employment at the Company, and non-disclosure of Company proprietary information. A copy of this agreement is enclosed. If you accept our offer of employment, we must receive your signed agreement before your first day of employment.

14.
As a further condition of your employment, you and the Company also agree to enter into a Mutual Dispute Resolution Agreement by which you and the Company agree to submit certain claims to binding arbitration. A copy of the Mutual Agreement to Arbitrate Claims is enclosed. If you accept our offer of temporary employment, we must receive your signed Mutual Agreement to Arbitrate Claims before your first day of employment.

15.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Employee Handbook.

16.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We are excited by the prospect of you joining us as Alector. If you have any questions, please do not hesitate to reach out.

To accept the Company’s offer, please sign and date this letter in the space provided below.

This letter and its attachments, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Head of People of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by February 2nd, 2022.

We look forward to your favorable reply and to working with you at Alector.

Sincerely,

Clare Hunt
Vice President, People

Agreed to and accepted:

Signature: ___/s/ Gary Romano____________________ Date: _2/2/2022_________

Gary Romano, M.D.

Enclosures:

At-Will Employment, Confidential Information, and Invention Assignment Agreement

Mutual Dispute Resolution Agreement